Morgan Stanley Limited Duration U.S. Government Trust
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Freddie Mac FHLMC 12-K709 A1 1.560% due 10/25/2018 Purchase/Trade Date: 6/8/2012
Offering Price of Shares: $101.4965
Total Amount of Offering: $104,649,000
Amount Purchased by Fund: $370,000
Percentage of Offering Purchased by Fund: 0.354
Percentage of Fund's Total Assets: 0.19
Brokers: Wells Fargo Securities, JP Morgan, BofA Merrill Lynch, Guggenheim Securities, Morgan Stanley, Sandler O'Neill and Partners, LP
Purchased from: Wells Fargo
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.